Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Tricon Residential Inc.

Creedence Acquisition ULC

BCORE Preferred Holdco LLC

Blackstone Real Estate Partners X L.P.

Blackstone Real Estate Income Trust, Inc.

BREIT Operating Partnership L.P.

Creedence Intermediate Holdings Inc.

Blackstone Real Estate Associates X L.P.

(Name of the Issuer and Name of Person Filing Statement)

Table 1 - Transaction Value

	Transaction				Amount of
	Valuation		Fee Rate		Filing Fee
Fees to Be Paid	$3,000,777,018.75	(1)	0.00014760	(2)	$442,914.69	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$3,000,777,018.75
Total Fees Due for Filing					$442,914.69
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$442,914.69

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The transaction value was calculated as the product of 266,735,735 common shares, being the number of common shares (including restricted shares) issued and outstanding as of February 13, 2024, other than those common shares beneficially owned by BCORE Preferred Holdco LLC, multiplied by the per share consideration of US$11.25.

(2)

The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $147.60 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.